Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Can-Fite BioPharma Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, no par value, underlying Warrants to Purchase American Depositary Shares	(1)	Other	6,589,796	$1.0925	$7,199,352.13	0.0001381	$994.23

Total Offering Amounts:							$7,199,352.13		994.23
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$994.23

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Offering Note(s)

(1)	American Depositary Shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-183741). Each American Depositary Share represents two (2) ordinary shares.

This registration statement also includes an indeterminate number of shares underlying the ADSs that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the equivalent high and low sales prices of the ADSs on the NYSE American on September 23, 2026, divided by 2 (to give effect to the 1:2 ratio of ADSs to ordinary shares).

Consists of (i) 6,366,952 ordinary shares issuable upon the exercise of new warrants issued to a certain holder in connection with the warrant repricing and (ii) 222,844 ordinary shares issuable upon the exercise of new warrants issued to the placement agent in connection with the warrant repricing.